RESEARCH TRIANGLE COMMERCE, INC.
                              FINANCIAL STATEMENTS
                                      INDEX

                                                                    Exhibit 99.1
                                                                    ------------

                                                                        Page

Report of Independent Accountants                                       F-2

Financial Statements:

   Balance Sheets                                                       F-3

   Statements of Operations                                             F-4

   Statements of Cash Flows                                             F-5

   Statements of Stockholders' Equity (Deficit)                         F-7

   Notes to Financial Statements                                        F-8

                        REPORT OF INDEPENDENT ACCOUNTANTS





To the Board of Directors
and Stockholders of
Research Triangle Commerce, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations, of cash flows and stockholders' equity (deficit) present fairly, in all material respects, the financial position of Research Triangle Commerce, Inc. at December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina
March 30, 2000

                        Research Triangle Commerce, Inc.
                                Balance Sheets
               (in thousands, except share and per share data)

                                                 December 31,        June 30,
                                               ------------------   -----------
                                                 1999      1998        2000
                                               ---------  -------   -----------
                                                                     (unaudited)
Assets
Current assets:
   Cash and cash equivalents                      $ 292    $   8       $ 3,709
   Accounts receivable, net of allowance for
   doubtful accounts of  $73 and
    $14 at December 31, 1999 and 1998,
    respectively and of $70 at
    June 30, 2000 (unaudited)                     1,193      532           943
   Other receivables                                 15       19            17
   Income tax receivable                             41        -            33
   Inventories                                      171      162           166
   Prepaid expenses                                  86       49           157
   Deferred income taxes                              -       13             -
                                               ---------  -------   -----------
         Total current assets                     1,798      783         5,025

Property and equipment, net                       1,171      293         1,103
Capitalized software costs, net                      99      108            68
Other assets                                         63       26            37
                                               ---------  -------   -----------

         Total assets                            $3,131   $1,210       $ 6,233
                                               =========  =======   ===========
Liabilities and Stockholders' Equity (Deficit)

Current liabilities:

   Accounts payable                               $ 218   $  222         $ 340
   Accrued expenses                                 592      180           343
   Current portion of capital lease                  80       17            82
   obligations
   Deferred revenue                                  10       18            25
   Convertible debenture                          1,842        -         2,093
   Amounts due to lenders                             -      577         5,000
                                               ---------  -------   -----------
         Total current liabilities                2,742    1,014         7,883

Deferred income taxes                                 -       18             -
Long term portion of capital lease obligations      346       43           302

Commitments and contingencies (Note 13)

Mandatorily redeemable convertible preferred
stock, no par value;
   2,870,000 shares designated, 2,789,650
   shares issued and outstanding at December
   31, 1999 (liquidation preference of $3,069
   as of December 31, 1999), 2,789,650 shares
   issued and outstanding at June 30, 2000
   (unaudited) (liquidation preference of
   $3,069 as of June 30, 2000 (unaudited))        3,140        -         3,093

Stockholders' equity (deficit):
   Common stock, $.00011 par value,
   20,000,000 shares
    authorized, 9,300,000 shares issued and           -        -
    outstanding at December 31, 1999 and June
    30, 2000 (unaudited)
   Retained earnings (accumulated deficit)      (3,097)      135        (5,045)
                                               ---------  -------   -----------
         Total stockholders' equity (deficit)   (3,097)      135        (5,045)
                                               ---------  -------   -----------

         Total liabilities and stockholders    $ 3,131   $ 1,210       $ 6,233
                                               =========  =======   ===========

   The accompanying notes are an integral part of these financial statements.

                        Research Triangle Commerce, Inc.
                            Statements Of Operations
                                 (in thousands)

                                    Year ended         Six months ended
                                   December 31,         June 30,
                                  ----------------   ---------------
                                   1999     1998      2000    1999
                                  -------  -------   -------  ------
                                                      (unaudited)
Revenue:
   Services                       $6,032   $4,434    $3,536  $2,865
   Software sales                    634      180       204      84
                                  -------  -------   -------  ------

           Total revenue           6,666    4,614     3,740   2,949
                                  -------  -------   -------  ------
Costs and operating expenses:
   Services                        5,093    2,506     2,823   2,315
   Software                          402      123       196      49
   Selling, general and            4,115    1,827     2,410   1,626
   administrative                 -------  -------   -------  ------

           Total costs and         9,610    4,456     5,429   3,990
           operating expenses     -------  -------   -------  ------

Income (loss) from operations     (2,944)     158    (1,689)  (1,041)
                                  -------  -------   -------  ------
Interest income (expense):
   Interest income                    26        1        18      20
   Interest expense                  (82)     (79)     (324)     (5)
                                  -------  -------   -------  ------
           Interest expense, net     (56)     (78)     (306)      15
                                  -------  -------   -------  ------

Income (loss) before income taxes (3,000)      80    (1,995)  (1,026)

Provision (benefit) for income       (37)      19         -       -
taxes                             -------  -------   -------  ------

Net income (loss)                 (2,963)      61    (1,995)  (1,026)

Accretion of mandatorily            (553)       -        47     (242)
redeemable preferred stock        -------  -------   -------  ------

Net income (loss) available to
common stockholders              $(3,516)  $   61   $(1,948) $(1,268)
                                  =======  =======   =======  ======

   The accompanying notes are an integral part of these financial statements.


                        Research Triangle Commerce, Inc.
                            Statements Of Cash Flows
                                 (in thousands)

                                                  Year ended        Six months ended
                                                 December 31,           June 30,
                                               ------------------   -----------------
                                                 1999      1998      2000     1999
                                               ---------  -------   -------  --------
                                                                      (unaudited)
Cash flows from operating activities:
   Net income (loss)                            $(2,963)    $ 61   $(1,995)  $(1,026)
   Adjustments to reconcile net income (loss)
   to net cash provided by (used in)
   operating activities:
    Depreciation and amortization                   275       76       242        81
    Deferred tax expense                            (5)       15         -       (5)
    Noncash interest expense                         39        -       269         -
    Loss on disposal of property and equipment       16        -         -         -
    Bad debt expense                                 60       26        36        15
   Changes in operating assets and liabilities:
    Accounts receivable                            (721)     (75)      214      (229)
    Other receivables                                 4        -        (2)       (1)
    Income tax receivable                           (41)       -         8       (22)
    Inventories                                      (9)    (147)        5         1
    Prepaids                                        (37)     (62)      (71)      (22)
    Other assets                                     26        -       (18)      (31)
    Accounts payable                                 (4)      73       122       253
    Accrued expenses                                412       35      (256)       111
    Deferred revenue                                 (8)       -         4          2
                                               ---------  -------   -------  --------

Net cash provided by (used in) operating         (2,956)       2    (1,442)      (873)
activities                                     ---------  -------   -------  --------

Cash flows from investing activities:
   Purchase of property and equipment              (446)    (189)      (99)      (481)
   Purchase/development of software                   -      (56)        -         (4)
   Cash paid for acquisitions                      (274)       -         -          -
   Cash paid for noncompete agreements             (113)       -         -       (107)
                                               ---------  -------   -------  --------

Net cash used in investing activities              (833)    (245)      (99)      (592)
                                               ---------  -------   -------  --------
Cash flows from financing activities:
   Proceeds from issuance of mandatorily
   redeemable preferred stock and
    and warrants                                  2,673        -         -      2,673
   Proceeds from line of credit                   3,615    3,335     2,774        808
   Payments on line of credit                    (3,892)  (3,320)   (2,774)    (1,078)
   Proceeds from issuance of notes,               2,000        -     5,000          -
   convertible debenture and warrants
   Payments on notes payable to related party         -     (115)        -          -
   Proceeds from (payments on) term note           (300)     300         -       (282)
   Payments on capital lease obligations            (23)     (15)      (42)        (9)
                                               ---------  -------   -------  --------

Net cash provided by financing activities         4,073      185     4,958      2,112
                                               ---------  -------   -------  --------

Net increase (decrease) in cash and cash            284      (58)    3,417        647
equivalents
Cash and cash equivalents at beginning of year        8       66       292         8
                                               ---------  -------   -------  --------

Cash and cash equivalents at end of year          $ 292     $  8   $ 3,709    $  655
                                               =========  =======   =======  ========

  The accompanying notes are an integral part of these financial statements.

                        Research Triangle Commerce, Inc.
                            Statements Of Cash Flows
                                 (in thousands)

                                                  Year ended        Six months ended
                                                 December 31,           June 30,
                                               ------------------   -----------------
                                                 1999      1998      2000     1999
                                               ---------  -------   -------  --------
                                                                      (unaudited)
Supplemental cash flow disclosures:

Interest paid                                     $  25     $ 79      $ 37       $ 5
                                               =========  =======   =======  ========
Taxes paid                                        $   5     $ 14         -         -
                                               =========  =======   =======  ========

Supplemental disclosure of noncash transactions:

Execution of capital lease agreements             $ 389     $ 21         -         -
                                               =========  =======   =======  ========
Accretion of mandatorily redeemable preferred     $ 553        -     $(47)     $ 242
stock                                          =========  =======   =======  ========

   The accompanying notes are an integral part of these financial statements.


                        Research Triangle Commerce, Inc.
                  Statements of Stockholders' Equity (Deficit)

                                                                  Retained
                                                     Additional   Earnings
                                 Common Stock         Paid-In -   (Accumulated
                               Shares      Amount      Capital     Deficit)       Total
                              -----------  ---------  ----------  ------------  ----------

Balance at December 31, 1997    9,300,000    $     -     $     -        $   74       $  74

   Net income                           -          -           -            61          61
                              -----------  ---------  ----------  ------------  ----------

Balance at December 31, 1998    9,300,000          -           -           135         135

   Issuance of common                   -          -         284             -         284
   stock warrants

   Accretion of mandatorily
    redeemable preferred stock          -          -        (284)         (269)       (553)

   Net loss                             -          -           -        (2,963)     (2,963)
                              -----------  ---------  ----------  ------------  ----------

Balance at December 31, 1999    9,300,000          -           -        (3,097)     (3,097)

Accretion of mandatorily
   redeemable preferred stock
   (unaudited)                          -          -           -            47          47

   Net loss (unaudited)                 -          -           -        (1,995)     (1,995)
                              -----------  ---------  ----------  ------------  ----------
Balance at June 30, 2000
(unaudited)                     9,300,000     $    -     $     -       $(5,045)    $(5,045)
                              ===========  =========  ==========  ============  ==========

   The accompanying notes are an integral part of these financial statements.

                        Research Triangle Commerce, Inc.
                          Notes to Financial Statements


1.    Business and Operating Environment

   Research Triangle Commerce, Inc., (formerly Research Triangle Consultants Inc.) (the "Company") is a North Carolina based corporation incorporated in 1991. The Company is a vertically integrated provider of education and consulting services, custom programming, internetworking operations, software sales and related services that enable organizations to implement Electronic Commerce ("EC") methodologies to integrate their business applications, both internally and with external business partners.

   During 1999, the Company increased its number of employees, office space and other technical capabilities to prepare for anticipated growth in its business. This growth has been slower than anticipated, due partially to customers' Y2K concerns, and accordingly, the Company incurred a net loss from operations for the year 1999.

   In the opinion of management, the accompanying unaudited June 30, 1999 and June 30, 2000 financial statements include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows of the Company. Results for the interim periods are not necessarily indicative of the results for any other interim period or for the full fiscal year.

   Management anticipates an increase in revenues and cash flow from operations in 2000, which it believes, along with temporary borrowings under its $2,000,000 line of credit, will be sufficient to meet its anticipated cash needs for working capital and capital expenditures for the next year. In addition, management is currently attempting to obtain additional capital through a private placement of its equity securities to finance its long-term expansion plans. However, there can be no assurance that the Company will be able to meet its operating plans, achieve profitability, or raise additional equity financing. See Note 14.

2.    Summary of Significant Accounting Policies

   Use of Estimates
   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Cash and Cash Equivalents
   The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents.

   Fair Value of Financial Instruments
   The carrying amounts of the Company's financial instruments, which include cash equivalents, accounts receivable, accounts payable and other accrued expenses approximate their fair values due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of the convertible debenture and capital lease obligations approximates fair value.

                        Research Triangle Commerce, Inc.
                          Notes to Financial Statements

   Concentration of Credit Risk and Significant Customers Financial instruments which potentially subject the Company to a concentration of credit risk consist principally of temporary cash and trade receivables. The Company primarily places its temporary cash with high-credit quality financial institutions. Cash deposits are all in financial institutions in the United States. The Company performs ongoing credit evaluations to reduce credit risk and requires no collateral from its customers. Management estimates the allowance for uncollectible accounts based on its historical experience and credit evaluation.

   At December 31, 1999, two customers accounted for 27% of gross accounts receivable. There were no significant individual customer balances at December 31, 1998. At June 30, 2000, one customer accounted for 12% of gross accounts receivable (unaudited). For the years ended December 31, 1999 and 1998, two customers accounted for 23% and 33%, respectively, of total revenue. For the six month period ended June 30, 2000, one customer accounted for 18% of revenues (unaudited). For the six month period ended June 30, 1999, one customer accounted for 16% of revenues (unaudited).

   Inventories
   Inventories are valued at the lower of cost or market, with cost determined using the first-in, first-out method. Inventory primarily consists of software for resale.

   Property and Equipment
   Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. Property and equipment held under capital leases, which involve a transfer of ownership, are amortized over the estimated useful life of the asset. Other property and equipment held under capital leases and leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the related asset. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income. Repairs and maintenance costs are expensed as incurred.

   Capitalized Software Costs
   Software development costs are capitalized beginning when a product's technological feasibility has been established and ending when a product is available for general release.

   Capitalized software costs are amortized over their expected useful life, but in no case over a period greater than three years. Capitalized software costs are presented net of accumulated amortization of $67,000 and $33,000 at December 31, 1999 and 1998, respectively.

   Income Taxes
   The Company accounts for income taxes using the liability method which requires the recognition of deferred tax assets or liabilities for temporary differences between financial reporting and tax bases of the Company's assets and liabilities and for tax carryforwards. A valuation allowance is recorded, if necessary, to reduce net deferred tax assets to an amount which management believes is more likely than not to be realized.

   Revenue Recognition
   Service revenues are recognized over the period in which services are provided to customers according to individual contract terms. Revenues from the sale of software products having no significant ongoing obligations are recognized after delivery of the products and fulfillment of acceptance terms, including installation. In the event services are billed prior to performing work, revenues are deferred and recognized over the period the work is performed.

                        Research Triangle Commerce, Inc.
                          Notes to Financial Statements

   Reclassifications
   Certain reclassifications have been made to prior year amounts to conform to current year presentation.

   Accounting for Stock-Based Compensation
   The Company accounts for stock-based compensation based on the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"), which states that no compensation expense is recorded for stock options or other stock-based awards to employees that are granted with an exercise price equal to or above the estimated fair value of the Company's common stock on the grant date. In the event that stock options are granted with an exercise price below the estimated fair value of the Company's common stock at the grant date, the difference between the fair value of the Company's common stock and the exercise price is recorded as deferred compensation. Deferred compensation is amortized to compensation expense over the vesting period of the related stock option. The Company has adopted the disclosure requirements of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123"), which requires pro forma net income (loss) to be disclosed as if compensation had been recorded based on the fair value of the options granted at the date of grant. Stock-based awards to non-employees are accounted for under the provisions of SFAS No. 123.

   Redeemable Preferred Stock
   The carrying value of redeemable convertible preferred stock is increased by periodic accretions so that the carrying amount will equal the redemption amount at the redemption date.

   Advertising Costs
   Advertising costs are charged to operations as incurred. Advertising costs were approximately $78,000 and $29,000 for the years ended December 31, 1999 and 1998, respectively.

   Recent Accounting Pronouncements
   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives Investments and Hedging Activities" (SFAS No. 133). SFAS No. 133 established a new model for accounting for derivatives and hedging activities and supercedes several existing standards. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company does not expect that the adoption of SFAS No. 133 will have a material impact on the financial statements.

   In December 1999, the SEC issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 provides specific guidance, among other things, as to the recognition of revenue related to up-front non-refundable fees and services charges received in connection with a contractual arrangement. The Company has applied the provisions of SAB 101 for the year ended December 31, 1999, and its adoption did not have a material impact on the Company's financial condition or results of operations.

                        Research Triangle Commerce, Inc.
                          Notes to Financial Statements

3.    Contract Termination

   On December 1, 1996, the Company entered into an agreement with a customer in which the Company agreed to establish and operate an internetworking center and to promote, market and sell EC services for the customer. The agreement was for one year with automatic one-year renewal periods, unless either party to the agreement provided the other party with written notice at least ninety days prior to the expiration of the initial period or any additional one-year period.

   On November 24, 1998, the customer and the Company agreed to an early termination of the agreement. In exchange for the Company agreeing to this early termination, the customer agreed to pay the balance of its monthly retainer and maintenance fee through December 31, 1998, and to transfer ownership of certain other assets utilized in the internetworking center to the Company. The Company recorded these assets at their estimated fair values as set forth below.

   Computer equipment                                             $113,000
   Inventory - software                                            150,000
   Other                                                             1,000
                                                                  ---------
   Total                                                          $264,000
                                                                  =========

4.    Acquisition

   During June 1999, the Company acquired the fixed assets of EDI Partners, Ltd. in exchange for cash of $250,000. The purchase price was allocated among the assets purchased.

5.    Property and Equipment

   Property and equipment consist of the following:

                                           December 31,           June 30,
                         Useful Life  ---------------------- -----------------
                           (Years)       1999       1998           2000
                                      ---------------------- -----------------
                                                                 (unaudited)

   Computer equipment and    3 - 5   $ 1,109,000  $ 412,000       $ 1,198,000
   software
   Office equipment          5 - 7       207,000     78,000           210,000
   Leasehold improvements      5          38,000     11,000            38,000
   Furniture and fixtures      7         208,000     22,000           218,000
                                      ---------------------- -----------------
                                       1,562,000    523,000         1,664,000

   Less accumulated                    (391,000)  (230,000)          (561,000)
   depreciation                       ---------------------- -----------------

   Property and                      $ 1,171,000  $ 293,000       $ 1,103,000
   equipment, net                     ====================== =================

                        Research Triangle Commerce, Inc.
                          Notes to Financial Statements

6. Other Assets

   Other assets are comprised of the following at December 31:

                                                              1999        1998
                                                           ---------   ---------

   Deferred charges                                       $ 112,000    $  8,000
   Security deposit                                           4,000       4,000
   Other                                                          -      18,000
                                                           ---------   ---------
                                                            116,000      30,000
   Less accumulated amortization                            (53,000)     (4,000)
                                                           ---------   ---------
                                                          $  63,000    $ 26,000
                                                           =========   =========

   Deferred charges are recorded at cost and amortized over a period of one to three years.

7. Accrued Expenses

   Accrued expenses consisted of the following:

                                            December 31,             June 30,
                                      --------------------------   -------------
                                         1999           1998           2000
                                      -----------    -----------   -------------
                                                                     (unaudited)

   Accrued salaries, benefits and      $ 321,000      $ 155,000       $  85,000
   related costs
   Professional fees                      82,000              -               -
   Lease termination fees                 66,000              -               -
   Other                                 123,000         25,000          79,000
                                      -----------    -----------   -------------
                                       $ 592,000      $ 180,000       $ 164,000
                                      ===========    ===========   =============

                        Research Triangle Commerce, Inc.
                          Notes to Financial Statements

8. Due to Lenders

   Amount due to lenders consisted of the following at December 31:

                                                    December 31,       June 30,
                                                --------------------  ----------
                                                  1999       1998        2000
                                                ---------  ---------  ----------
                                                                     (unaudited)

   Term loan, with a bank, principal amount of
   $300,000, interest payable monthly at prime
   plus 1.5% (9.25% at December 31, 1998)
   per annum                                    $     -   $ 300,000  $        -

   Revolving line of credit, with a bank,
   maximum borrowing capacity of $2,000,000;
   interest payable monthly capacity at prime
   plus 1% (8.75% at December 31, 1998) per
   annum; collateralized by all assets of the
   company                                            -     277,000           -

   Note payable to Internet Commerce
   Corporation, convertible or payable on
   August 15, 2000 interest
   at 7.5% per annum (See Note 14)                                     5,000,000
                                                ---------  ---------  ----------
                                                $      -  $ 577,000  $ 5,000,000
                                                =========  =========  ==========

   The Company has allocated $50,000 of the revolving line of credit to serve as a letter of credit to secure the Company's facility lease.

9. Convertible Debenture

   During December 1999, the Company issued a $2,000,000 subordinated convertible debenture (the "Debenture"). The note accrues interest at a rate of 8% per annum. The unpaid principal amount of, and accrued but unpaid interest under, the Debenture shall be automatically converted into shares of Preferred Stock or other securities of the Company, as more fully described below, sold to investors in the Company's next transaction or series of related transactions in which the Company sells equity securities and in which the gross proceeds to the Company equal or exceed $5,000,000 (the "Next Equity Financing").

   If, prior to June 30, 2000, either (i) the Company completes an initial public offering, or (ii) another entity obtains 50% or more of the outstanding voting power of the Company or purchases all or substantially all of the assets of the Company, then the Debenture shall automatically convert into shares of the Company's Series A Preferred Stock.

                        Research Triangle Commerce, Inc.
                          Notes to Financial Statements

   Notwithstanding the foregoing, if (i) a term sheet for the Next Equity Financing has not been signed by June 30, 2000, (ii) the Next Equity Financing does not close on or prior to December 15, 2000, and (iii) the Debenture has not otherwise been converted, then the unpaid principal amount of, and accrued but unpaid interest under, the Debenture shall be automatically converted into shares of the Company's Series A Preferred Stock.

   The owner of the Debenture shall receive one share of Preferred Stock for a number of dollars in principal and interest amount of the Debenture so converted equal to the Preferred Stock Purchase Price. For purposes of the Debenture, the Preferred Stock Purchase Price shall be the price per share of equity securities sold to investors in the Company's Next Equity Financing. See Note 14.

   In the event that the Debenture is converted as a result of an initial public offering or a transaction whereby another entity obtains 50% or more of the outstanding voting power of the Company, then the Preferred Stock Purchase Price shall be $2.857143.

   Notwithstanding the foregoing, if (i) a term sheet for the Next Equity Financing has not been signed by June 30, 2000, or (ii) the Next Equity Financing does not close on or prior to December 15, 2000, then the Preferred Stock Purchase Price shall be that amount equal to the product of two times the Company's revenue between July 1, 1999 and June 30, 2000, inclusive, divided by 14,000,000.

   In connection with this Debenture, the Company issued warrants to purchase shares of common stock. The number of shares that can be purchased in conjunction with these warrants is dependent upon the type of securities the Debenture will be converted into at a later date. These warrants are exercisable at $0.01 per share and expire in December 2004. The Company allocated $198,000 of the $2,000,000 gross proceeds to the warrants based on their fair value as determined using the Black-Scholes pricing model. This amount was recorded as debt discount and additional paid-in capital. The debt discount is being amortized in interest expense over the life of the Debenture.


10. Income Taxes

   The components of income tax expense (benefit) consist of the following at December 31:

                                                     1999        1998
                                                  -----------  ----------
   Current tax expense (benefit):
     Federal                                      $ (33,000)       1,000
     State                                            1,000        3,000
                                                  -----------  ----------
   Current tax expense (benefit)                    (32,000)       4,000
                                                  -----------  ----------
   Deferred tax expense (benefit):
     Federal                                         (4,000)       1,000
     State                                           (1,000)      14,000
                                                  -----------  ----------
   Deferred tax expense (benefit)                    (5,000)      15,000
                                                  -----------  ----------

   Net tax expense (benefit)                      $ (37,000)   $  19,000
                                                  ===========  ==========

   The tax benefit of $37,000 for 1999 relates to the carryback of the 1999 net operating loss to recover income taxes paid for the pervious two years.

                        Research Triangle Commerce, Inc.
                          Notes to Financial Statements

   Significant components of net deferred tax assets and liabilities consist of the following at December 31:

                                                     1999        1998
                                                  ----------- -----------

   Domestic net operating loss carryforwards     $ 1,063,000     $     -
   Accounts receivable                                29,000       6,000
   Deferred revenue                                        -       7,000
   Compensation accruals                              74,000           -
   Fixed assets                                        3,000           -
   Other accruals                                      5,000           -
                                                  ----------- -----------
          Total deferred tax assets                1,174,000      13,000
          Valuation allowance for deferred assets (1,093,000)          -
                                                  ----------- -----------
          Deferred tax assets                         81,000      13,000
                                                  =========== ===========

   Capitalized software                               81,000      18,000
                                                  ----------- -----------
          Total deferred tax liabilities              81,000      18,000
                                                  =========== ===========

          Net deferred tax assets (liability)        $     -  $  (5,000)
                                                  =========== ===========

   At December 31, 1999, the Company provided a full valuation allowance against its net deferred tax assets since realization of these benefits could not be reasonably assured. The increase in valuation allowance resulted primarily from the additional net operating loss carryforward generated.

   As of December 31, 1999, the Company had federal and state net operating loss carryforwards of $2,710,000. These net operating loss carryforwards begin to expire in 2019 and 2014 for federal and state purposes, respectively. The utilization of the federal net operating loss carryforward may be subject to limitation under the rules regarding a change in stock ownership as determined by the Internal Revenue Code.

   Taxes computed at the statutory federal income tax rate of 34% are reconciled to the provision for income taxes as follows:

                                        1999                  1998
                                     -----------           ----------
   Effective rate                          1.2%                23.7%
                                     -----------           ----------
   United States Federal tax at
   statutory rate                  $ (1,020,000)     34.0%    $ 27,000     33.6%
   States taxes (net of Federal
   benefit)                            (147,000)      4.9%       4,000      5.0%
   Change in valuation reserves       1,093,000      36.5%           -      0.0%
   Carryback of net operating loss       20,000      -0.7%           -      0.0%
   (at other   than 34%)
   Other nondeductible expenses          17,000      -0.5%     (12,000)   -14.9%
                                     ----------    ------    ---------   -------
   Provision for income taxes      $    (37,000)      1.2%    $ 19,000     23.7%
                                     ==========    ======    =========   =======

                        Research Triangle Commerce, Inc.
                          Notes to Financial Statements

11. Capital Stock

   Common Stock

   The Company has authorized 20,000,000 shares of common stock with a par value of $.00011 per share. Holders of these shares have one vote per share. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding. Upon dissolution, liquidation or winding up of the Company, holders of common stock will be entitled to receive the assets of the Company after the satisfaction of the preferential rights of the outstanding Series A mandatorily redeemable convertible preferred stock or any other outstanding stock ranking on liquidation senior to or on parity of the common stock.

   Mandatorily Redeemable Convertible Preferred Stock

   On January 22, 1999, the Company designated 2,870,000 shares of no par value Series A preferred stock (the "Preferred Stock") and entered into a stock purchase agreement (the "Agreement") with a venture capital fund. The Company sold 2,730,000 shares of the Preferred Stock with warrants for gross proceeds of $3,000,000 that was paid as follows: $2,000,000 on January 22, 1999 and $1,000,000 on April 9, 1999.

   On April 10, 1999 the Company issued 59,650 additional shares of Series A preferred stock to the venture capital fund in accordance with the stock purchase agreement anti-dilution clause.

   Rights, Preference and Terms of Preferred Stock

   The following is a summary of the rights, preferences, and terms of the Company's outstanding series of preferred stock:

   Dividends

   The Series A Preferred Stockholders (the "Holders") shall be entitled to receive cash dividends as and when declared by the Board of Directors (the "Board") out of the assets of the Corporation. In the event the Board declares a dividend to the common stockholders, the Board shall at the same time declare a dividend for the Holders payable at the same time as the dividend due to the common stockholders in an amount for each share of Preferred Stock equal to the dividend payable on the number of shares of common stock into which such shares of Preferred Stock may be converted. Dividends on the Preferred Stock shall accumulate from the date of declaration and shall not bear interest.

   Conversion

   Each share of Preferred Stock is convertible at the option of the Holder into common stock on a one-for-one basis. This conversion shall be adjusted upon the issuance by the Company of additional common shares for consideration per share less that the original per share issue price of Series A Preferred Stock of $.91 per share.

                        Research Triangle Commerce, Inc.
                          Notes to Financial Statements

   Voting

   Holders of Preferred Stock have voting rights on an as-if-converted to common stock basis.

   Mandatory Conversion

   A mandatory conversion event, as defined in the Agreement, is the closing of an underwritten initial public offering of the common stock of the Corporation resulting in gross proceeds to the Company of at least $15 million or the vote of a majority of the Holders of outstanding shares to convert the preferred shares to common stock. If a mandatory conversion event were to occur, as defined by the Agreement, all outstanding shares of Preferred Stock shall, without any action on the part of the Holder thereof, be converted automatically into shares of the common stock by dividing the Preferred Stock purchase price by the then applicable conversion price. The conversion price shall be adjusted from time to time if the Company, while there are shares of Preferred Stock outstanding, issues or sells shares of the common stock of the Corporation at a cash or non-cash price per share less than the conversion price in effect immediately prior to issuance or sale.

   Redemption

   Each Holder of Preferred Stock may require the Company to redeem all or any portion of such Holder's preferred shares at any time after December 31, 2004. The redemption price per preferred share shall equal the product of (i) an amount equal to two times the sum of the Company's gross revenues, as defined, for the twelve month calendar period immediately preceding the date of the notice less all debts and other liabilities of the Company multiplied by (ii) one and then, divided (iii) by number of fully diluted common shares of the Company. This calculation resulted in a redemption value of $9,023,000 as of December 31, 1999 and $5,454,000 as of June 30, 2000 (unaudited). The Series A Preferred Stock was initially recorded at $1,669,000 as of January 22, 1999 based on the cash received, net of issue costs of $245,000 and the fair value of warrants of $86,000. Additional Series A Preferred Stock was initially recorded at $918,000 as of April 9, 1999 based on cash received, net of issue costs of $82,000. The Series A Preferred Stock is being accreted to the redemption value, utilizing the interest method. The accretion is recorded as an increase or decrease to additional paid-in capital and an increase or decrease to the recorded value of the Series A Preferred Stock through December 2004, the redemption date. The Company recorded increases(decreases) to stockholders' equity of $553,000 for accretion for the year ended December 31, 1999 and ($47,000) and $242,000 for the six months ended June 30, 2000 and 1999 (unaudited), respectively.

   Liquidation

   In the event of liquidation, dissolution or winding up of the Company, the Holders shall be entitled to receive an amount per share in cash equal to $1.10 per share, plus any declared but unpaid dividends, plus an amount equal to eight percent per annum times an amount equal to the Preferred Purchase Price ($1.10) for such share; provided that if the assets and funds available for distribution to the Holders as to liquidation preference shall be insufficient to permit the payment to all such Holders of the full amount of their liquidation preferences, then the Holders shall share ratably in any distribution of the remaining assets and funds of the Company.

                        Research Triangle Commerce, Inc.
                          Notes to Financial Statements

   Warrants

   In connection with the issuance of the Preferred Stock in January 1999, the Company issued warrants to purchase 218,400 shares of common stock at an exercise price of $1.21 per share. The warrants expire upon the earlier of
   (i) January 22, 2003 or (ii) upon the effectiveness of a registration statement under the Securities Act of 1933, as amended, and sale of the Company's stock in a firm commitment underwritten public offering. The Company allocated $86,000 of the $3,000,000 gross proceeds to the warrants and recorded additional paid-in capital based on their fair value as determined using the Black-Scholes pricing model.

12.   Stock Options

   During 1998, the Company's Board of Directors approved a plan (the "Plan") whereby 1,500,000 shares of common stock have been reserved for issuance to employees and consultants at terms and prices to be determined by the Board of Directors. The Plan specifies that the exercise price cannot be less than 100% of the fair market value of the stock on the date of grant. However, if the optionee owns more than 10% of the outstanding stock on the option grant date, the incentive stock price per share shall not be less that 110% of the fair market value of the stock on the option grant date. The maximum term for options granted is ten years. Options granted under the Plan generally vest ratably over a three or four year period from the date of grant and expire ten years from the grant date. The activity for the Plan is presented in the following table:

                                            1999                  1998
                                    --------------------- ----------------------
                                               Weighted               Weighted
                                      Number    Average     Number     Average
                                       of      Exercise       of      Exercise
                                     Options     Price     Options      Price
                                    ---------- ---------- ----------- ----------

   Outstanding - beginning of         728,000     $  .75           -      $   -
   period
   Granted below fair value                 -          -           -          -
   Grant at fair value                587,500       1.05     737,000        .75
   Exercised                                -          -           -          -
   Forfeited                         (21,000)        .86     (9,000)        .75
                                    ---------- ---------- ----------- ----------

   Outstanding - end of period      1,294,500     $  .89     728,000     $  .75
                                    ========== ========== =========== ==========

   Exercisable at end of period       238,667        .75           -          -
   Weighted average grant date fair value         $ 1.05                 $  .75

                        Research Triangle Commerce, Inc.
                          Notes to Financial Statements

   The following table summarizes information about the Company's stock options:

                       Options Outstanding at December 31, 1999
                  ----------------------------------------------------
                                       Remaining
    Exercise          Number          Contractual          Options
      Price         Outstanding           Life           Exercisable
   ------------   ----------------   ---------------    --------------

        $  .75            716,000         8.5 years           238,667
        $ 1.00            517,500         9.5                       -
        $ 1.50             61,000         9.9                       -

   If the company had elected to recognize compensation expense based on fair value of stock-based instruments at the grant date as prescribed by SFAS No. 123, its net loss for the year ended December 31, 1999, would have been ($3,002,000). The fair value of options was estimated using the minimum value method with the following assumptions: expected life of 4 years for options vesting over a 3 year period and 5 years for options vesting over a 4 year period; interest rate (5.71%); no volatility and no dividend yield.

13.   Commitments and Contingencies

   The Company leases its facilities and equipment under operating and capital lease agreements. Future minimum lease payments under noncancelable operating and capital leases at December 31, 1999 are as follows:

                                                     Capital      Operating
                                                     Leases         Leases
                                                   ------------  -------------

   2000                                              $ 119,000      $ 583,000
   2001                                                115,000        561,000
   2002                                                114,000        577,000
   2003                                                102,000        593,000
   2004                                                 92,000        606,000
                                                   ------------  -------------
                                                       542,000     $2,920,000
                                                                 -------------
   Less amounts representing interest                (116,000)
                                                   ------------
                                                       426,000
   Less current maturities                            (80,000)
                                                   ------------

                                                     $ 346,000
                                                   ============

   Rent expense for the years ended December 31, 1999 and 1998 was $414,000 and $202,000, respectively.

   In September 1999, the Company entered into an agreement with a software development company (the "software company"). The Company has agreed to sell a minimum of $62,500 of software for the software company quarterly. If the Company is unable to sell this amount, they have agreed to reimburse the software company for the difference between the $62,500 and the amount sold. This agreement expires September 30, 2000. The Company had accrued $12,000 associated with fourth quarter 1999 sales at December 31, 1999.

                        Research Triangle Commerce, Inc.
                          Notes to Financial Statements

14.   Subsequent Events (Unaudited)

   The Company and Internet Commerce Corporation ("ICC") entered into an Agreement and Plan of Merger dated June 14, 2000 (the "Merger Agreement"). Pursuant to the Merger Agreement, the Company will become a wholly-owned subsidiary of ICC. ICC will pay aggregate consideration of $42,000,000, in ICC stock and cash, to the Company's stockholders and option and warrant holders.

   On June 14, 2000 the Company signed a promissory note to ICC for $5,000,000. The note shall be payable immediately after the effective date of the merger provided however, that upon the merger and in any event on August 15, 2000, the note would automatically convert into shares of the Company's common stock. The Company converted the promissory note into 1,793,896 shares of common stock.

   On August 10, 2000 the Company adopted a Restricted Stock Plan. The Plan is designed to award shares of common stock, on a restricted basis, to certain individuals, conditioned upon and subject to the closing of a proposed transaction between the Company and ICC. One stockholder will transfer 825,000 shares of common stock owned by the stockholder to the individuals awarded in the form of restricted stock.

   On August 15, 2000, the Company converted the Convertible Debenture into 738,500 shares of common stock.